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                                                                   EXHIBIT 10.17

I, Dennis W. Bikun, on behalf of myself and my personal representatives, heirs and assigns, agree to this Separation Agreement and Release ("Agreement") with Associated Estates Realty Corporation (hereinafter "Associated") regarding the termination of my employment. I understand and agree that Associated's obligations and my obligations under this Agreement will not be effective unless I sign this Agreement and do not revoke it as explained in Paragraph 16 below.

    1.  Voluntary Resignation

    In signing this Agreement, I acknowledge that I am terminating my employment by voluntary resignation effective January 8, 1999. I further resign as an officer and director of all Associated affiliates and subsidiary companies, and all predecessor companies where I may be currently serving in any such capacity, effective January 8, 1999. I further agree that I will not seek or accept employment or reemployment with Associated (or any of its affiliated or subsidiary companies) and waive and release Associated and its affiliated and subsidiary companies from any claim with respect to their failure or refusal to offer to hire or reemploy me at any time in the future.

    2.  Salary Termination

    I understand and agree that I will be paid my current salary through January 8, 1999. I further understand and agree that I will not be receiving any bonus or incentive compensation for the years 1998, 1999, or any other time period, nor will I be paid any vacation pay.

    3.  Benefits Termination and Continuation

    I understand and agree that my currently elected benefits will be continued through January 8, 1999, and will thereafter terminate by virtue of my no longer being an employee of Associated. However, my currently elected benefits that are covered by the Consolidated Omnibus Budget Reconciliation Act ("COBRA") will be continued for eighteen (18) months starting on January 9, 1999, pursuant to COBRA, if I elect such continuation of coverage. Associated will pay my insurance premiums for such continuation, for a period not to exceed 18 months. Associated will send to me the appropriate COBRA notices and election forms that will allow me to elect such coverage if I desire.

    4.  Severance Pay

    Associated shall pay one (1) year of my current salary of One Hundred Seventy-Five Thousand Dollars and 00/100 Cents ($175,000.00) as severance pay, from which all applicable payroll taxes and other required withholdings will be made. This amount shall be paid as a lump sum during January, 1999. I acknowledge and agree that my receipt of this severance pay is not a prior entitlement.

    5.  Outplacement and Job References

    Associated will pay for standard executive outplacement to be provided by the firm of Lekan & Associates for a period not to exceed twelve (12) months from the date that I sign this Agreement.

    Associated will provide a positive job reference to any prospective employer that contacts Associated for the purpose of determining my suitability for future employment.

    6.  SERP

    The Compensation Committee of Associated will vest my account balance as follows: As of December 31, 1997, my balance was $25,659.00, and interest on this balance will be $2,566.00 (calculated at 10%). The December 31, 1998, Regular Contribution will be an amount equivalent to 6% of my 1998 W-2 eligible earnings.

    In addition, the Compensation Committee will pay me $51,416.00 which is the

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amount of the remaining four-fifths of my transition account balance that I would have received had I remained employed with Associated.

    7.  Stock Options

    I understand and agree that in accordance with Associated's applicable stock option plan, I will have until April 8, 1999, to exercise the incentive stock options on my November 18, 1993, stock options that were granted at $22.00 per share and are 100% vested. I also understand and agree that in accordance with Associated's applicable stock option plan, I will have until April 8, 1999, to exercise only the vested October 21, 1997, incentive stock options that were granted to me at $24.06 per share, and that any remaining non-vested stock options are forfeited.

    8.  Restricted Shares

    Associated will issue certificates to me for my December 6, 1995, restricted shares of stock that will be fully vested as of December 6, 1998. Associated will also issue certificates to me for the one-third (1/3) vested December 3, 1997, restricted shares of stock, and no other certificates will be issued and no other restricted shares of stock shall vest.

    9.  Performance of Necessary Acts

    I will cooperate fully with Associated in working towards a smooth transition on matters for which I was responsible prior to my resignation. To that end, I will perform all necessary acts and will share all information relevant to work in progress at the time of my resignation. In the event my testimony or assistance is needed for pending or future disputes involving matters during my employment with Associated, I will cooperate by supplying thorough and accurate information and by making myself available to Associated and its counsel. Furthermore, in the event my testimony or assistance is required by Associated after December 31, 1999, I will cooperate in the manner just described, and I will be compensated as an independent consultant for any time that consists of more than one-half of a workday in any one week at the rate of $500.00 for each half day.

    10. Release and Waiver

    In return for the payments and obligations undertaken by Associated under this Agreement, I hereby release Associated, its affiliated and subsidiary companies, and its predecessor companies, including, without limitation, Associated Estates Corporation and its and their officers, directors, present and former employees, agents, successors, assigns, trustees, heirs, administrators, and/or executors from any and all claims, obligations, liabilities, or causes of action, whether or not now known to me, that I or anyone else acting on my behalf may have, based upon any conduct up to and including the effective date of this Agreement, including any conduct in connection with or arising out of my employment or separation from employment with Associated, except for Associated's obligations under this Agreement. I release and waive all such claims, liabilities, obligations, and causes of action, including but not limited to:

    (a) Those claims arising under any federal, state, or local civil rights laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Family and Medical Leave Act, the Americans with Disabilities Act, the Ohio Civil Rights Act, the Ohio Whistleblowers Protection Act, and all other federal, state, or local laws or ordinances relating to employment; and

    (b) Those claims arising under any federal, state, or local wage-hour or wage-payment, pension, or labor laws, including, but not limited to, the National Labor Relations Act, the Fair Labor Standards Act, and the Employee Retirement Income Security Act of 1974 (except that I do not release any claims

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concerning payment of any and all vested, accrued benefits or amounts, if any, due me under the terms of any benefit plans); and

    (c) Those claims arising under any rule, regulation, constitution, public policy, contract, common law, or tort law and any claim for breach of any contract (whether express, oral, written, or implied), any claim for intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive discharge, defamation, fraud, negligence, loss of consortium, and/or any actions similar thereto; and

    (d) Any claim for attorneys' fees or costs pursuant to any of the claims referred to above. I further agree that I shall not in any way seek, obtain or accept (from any source or proceeding) any award, recovery, settlement, or relief resulting from or connected with any of the claims released above. I further agree not to institute in any federal, state, or local court or before any federal, state, or other governmental agency or entity any claim, charge, or complaint released under this Agreement.

    I understand that excluded from this waiver and release are claims that cannot by law be waived, and the right to file a charge of discrimination with the Equal Employment Opportunity Commission, although I understand that I am waiving the right to receive any benefit or relief from such a charge. Also excluded from this release are my rights to indemnification pursuant to the provisions of Associated's Code of Regulation by reason of my having served as an officer of the Company.

    11. Confidential Business Information and No Solicitation

    I agree that I will keep in strictest confidence at all times all secret or confidential information, or which from the circumstances ought in good faith and in good conscience to be treated as confidential and proprietary, or which might prove harmful to Associated or any of its officers or directors, if disclosed, related to the business or affairs of Associated and its subsidiaries, affiliates, or predecessor companies, including, without limitation, Associated Estates Corporation which I have acquired in connection with or as a result of my employment with Associated or its predecessors or its affiliates.

    I further agree that for a period of two (2) years following my separation from employment with Associated, I will not attempt to solicit, or assist anyone in attempting to solicit, any employee of Associated to leave Associated's employ.

    12. Return of Company Property

    I agree that I will return any and all Company property in my possession, in whatever form, to the Company's headquarters prior to my departure. However, I will be allowed to retain the laptop computer and the "Palm Pilot" that were obtained by the Company for my use. I agree that any and all files on the laptop computer that relate to the Company will be migrated to the desktop computer in my office at the Company.

    13. Governing Law

    The terms and conditions of this Agreement shall be governed by the laws of the State of Ohio.

    14. No Liability

    Nothing contained in this Agreement is intended to constitute an admission by Associated of liability or wrongdoing of any nature whatsoever to me, and Associated expressly denies any alleged liability or wrongdoing.

    15. Confidentiality and Non-Disparagement

    I agree to keep this Agreement strictly confidential. I can reveal the terms of this Agreement to my spouse, my attorney, and my tax advisor, or as


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required by a court order. I also agree that I will not disparage Associated, its officers or directors, or its business in any manner to any person or entity, and in return, Associated, through its officers and directors, will not disparage me in any manner to any person or entity.

    16. Time For Consideration And Voluntary Signing

    I acknowledge and agree that I have carefully read and understand the provisions of this Agreement, including the sections discussing release of claims, and that I am voluntarily signing this Agreement. I have not relied on any other representations, written or oral, in entering into this Agreement, other than what is stated in this Agreement.

    I agree that I have been provided with at least twenty-one (21) days to review the terms of this Agreement and to consider its effect, including the foregoing release, although I can sign this Agreement in less time if I desire. I also agree that I have had ample opportunity, and have been encouraged, to discuss this Agreement and my separation from employment with persons of my own choosing, including an attorney. I understand this Agreement and its effect and consequences on me.

    I understand that I may revoke this Agreement after signing it, by providing written notice of revocation to Nan Zieleniec so that she receives it at her office at the Company not later than seven (7) days from the day I signed this Agreement. If I revoke this Agreement, I understand that I will not receive any payments or the benefit of any obligations that are described in this Agreement.

    17. Complete Agreement

    I agree that no promise or agreement not herein expressed has been made to me and that this Separation Agreement and Release contains the entire agreement between the parties hereto.



AGREED:

ASSOCIATED ESTATES REALTY       DENNIS W. BIKUN
CORPORATION


By:                             By:

Date:                           Date:
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